UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	July 2, 2015

SOLTERA MINING CORP.
(Exact name of registrant as specified in its chapter)

Nevada	000-51841	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3651 Lindell Road, Suite D579, Las Vegas, Nevada	89103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  303 800 5752

20801 Biscayne Boulevard, 4th Floor, Aventura, Florida, 33180
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Soltera Mining Corp.	Page 2

INFORMATION TO BE INCLUDED IN REPORT

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On November 5, 2014, Dr. Stefano Capaccioli resigned as a director of Soltera.  Dr. Capaccioli's resignation was not due to, and was not caused by, any disagreement with Soltera relating with Soltera's operations, policies or practices.

On July 2, 2015, Fabio Montanari consented to and was appointed the Chief Executive Officer, the Chief Financial Officer and the Corporate Secretary of Soltera by the board of directors.

The board of directors of Soltera currently consists of Alessandro Murroni and Arnaldo Massini.

Fabio Montanari (58 years old) has been an officer of Soltera since July 2015.  Mr. Montanari has been a geologist since 1985.  Mr. Montanari received his Doctor Degree in Geology in 1985 from the University of Ferrara (Italy).

During the past three years, Mr. Montanari has also served as a director of the following listed company:  Soltera Mining Corp. (July 2007 to October 2014).

Mr. Alessandro Murroni (48 years old) has been a director of Soltera since April 2012.  Mr. Murroni has been the Managing Director of the Goldlake-owned Five Star Mining S.A. de C.V. and Eurocantera S.A. de C.V., both Honduran mining companies, for the past five years.  Mr. Murroni received his mining degree at the G. Asproni Technical Mining Institute in Iglesias, Italy.

Mr. Arnaldo Massini (73 years old) has been a director of Soltera since April 2012.  Mr. Massini is an Italian Chartered Auditor of Accounts and has been a Goldlake Director for the past five years.  Mr. Massini joined the Goldlake Group in 2003 and contributed to the founding of their companies in both the UK and Central America.  Mr. Massini is currently CFO and Vice President of the Goldlake Group.  Mr. Massini is also the Chairman of Goldlake-owned Five Star Mining SA de CV, Vice President of Eurocantera SA de CV, and CEO of Terra di Nocera Umbra Srl.

Neither Mr. Murroni nor Mr. Massini holds a directorship in any other reporting company.

There is no family relationship among the directors or officers of Soltera.

During the last two years, there has been no transaction or proposed transaction that Soltera was or is a party to in which any director or office had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Soltera Mining Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

SOLTERA MINING CORP.

Dated:	July 2, 2105	By:	FABIO MONTANARI
Fabio Montanari – CEO